Exhibit 3.267

Betty Ireland

Secretary of State

State Capitol Building

1900 Kanawha Blvd. East

Charleston, WV 25305-0770

WEST VIRGINIA

ARTICLES OF ORGANIZATION

OF LIMITED LIABILITY COMPANY

Filed: 3/15/06

We, acting as organizers according to West Virginia Code Section 31 B-2-202, adopt the following Articles of Organization for a West Virginia Limited Liability Company:

The name of the West Virginia limited liability company shall be: Burlington Coat Factory of West Virginia, LLC

The company will be an LLC

The mailing address of the principal office, if different, will be:

Street/Box:	1830 Route 130 North
Burlington, New Jersey 08016

The name and address of the agent for service of process, if any, is:

Corporation Service Company

209 West Washington Street

Charleston, WV 25302

The name and address of each organizer:

Cindy Rashed Reilly
c/o Kirkland & Ellis, LLP	153 East 53rd Street	New York, NY 10022

The company will be an at-will company, for an indefinite period.

The Company will be manager-managed.

Burlington Coat Factory

Warehouse Corporation

1830 Route 130

North Burlington, New Jersey 08016

All or specified members of a limited liability company are liable in their capacity as members for all or specified debts, obligations or liabilities of the company.

☒ NO- All debts, obligations and liabilities are those of the company.

The purposes for which this limited liability company is formed are as follows:

Discounted apparel retailer

Other provisions which may be set forth in the operating agreement or matters not inconsistent with law:

[See instructions for further information; use extra pages if necessary.]

The number of pages attached and included in these Articles is none

The requested effective date is:

[Requested date may not be earlier than filing nor later than 90 days after filing.]

☒ the date & time of filing

/s/ Cindy Rashed Reilly
Organizer

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